Exhibit 99.1
FOR IMMEDIATE RELEASE
Nastech Pharmaceutical Company Receives FDA Communication
Concerning Calcitonin-Salmon Nasal Spray
Bothell, Wash., July 13, 2006 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today that written notification from the FDA was received on July 10, 2006 stating that Nastech’s abbreviated new drug application (ANDA) for intranasal calcitonin-salmon is not approvable at this time. In a subsequent conference call on July 11, 2006, Nastech reviewed the status of the ANDA with the FDA. The FDA expressed a concern relating to the potential for immunogenicity that might result from a possible interaction between calcitonin-salmon and chlorobutanol, the preservative in the formulation. No allergic reactions have been observed in any of the clinical trials conducted by Nastech. Other existing marketed nasal spray products contain chlorobutanol as the preservative. Nastech intends to engage in further discussions with the FDA to determine which, if any, additional data Nastech can submit to the FDA in order for the FDA to approve the ANDA. If Nastech is not successful at keeping this application as an ANDA then a 505(b)(2) NDA may be pursued.
Nastech’s formulation of calcitonin-salmon nasal spray was specifically developed to be similar to Novartis’ currently marketed calcitonin-salmon nasal spray, Miacalcin®, in order to submit the application as an ANDA. Thus, Nastech’s formulation does not utilize the Company’s advanced tight junction drug delivery technology, which is currently being used in development of its proprietary pipeline of peptide and protein therapeutics.
About Nastech
Nastech is a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and its collaboration partners are developing products for multiple therapeutic areas including osteoporosis, diabetes, obesity, respiratory disease and inflammatory conditions. Additional information about Nastech is available at www.nastech.com.
Nastech Forward Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
CONTACTS:
Nastech Pharmaceutical Company Inc.
Nastech
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235